Exhibit 99.1

RONALD STANLEY ELECTED TO US AIRWAYS GROUP BOARD,

BOARD APPROVES CONSOLIDATION OF FINANCE DEPARMENT

     ARLINGTON, Va., May 19, 2004 -- The Board of Directors for US Airways Group Inc., elected Ronald E. Stanley to the board, effective immediately.

     The Board also approved the promotion of three senior officers as part of the consolidation of the company's finance department. David M. Davis, previously chief financial officer, is now executive vice president and chief financial officer. Anita P. Beier, previously vice president and controller is now senior vice president and controller. Eilif Serck-Hanssen, previously vice president-finance and treasurer, is now senior vice president-finance, and treasurer. Beier and Serck-Hanssen report to Davis, who in turn reports to Lakefield. These three officers are handling the responsibilities of a fourth position, which will remain vacant.

     US Airways Group, Inc. Chairman Dr. David G. Bronner said, "We are pleased to have been able to attract such a high-caliber and reputable individual as Ronald Stanley to our board. The Board's actions today reflect an ongoing effort to build and maintain a strong management team and build a partnership with our employees."

     Stanley is currently a director of Scholefield, Turnbull & Partners, a business travel consulting firm based in London, vice chairman and director of Decatur Foundry Inc., and strategic partner of Venpartners LLC. He previously was chief operating officer and director, HSBC Equator, and vice president at Harris Bank. He also held several key positions at the Royal Bank of Canada Europe, including general manager, Europe, Middle East and Africa. Stanley was a member of the executive committee for RBC Dominion Securities, culminating a four-year tenure as senior vice president and general manager of the bank's European division. Stanley served in the U.S. Air Force in the U.S., Europe, and South East Asia. He is a veteran of the Vietnam War.

     Davis joined US Airways in April 2002 as vice president of financial planning and analysis and was responsible for operating and capital budgeting, divisional cost control, financial analysis, and transactions support.

     Prior to joining US Airways, Davis held the position of vice president - financial planning and analysis for Budget Group, Inc. Previously, he held key finance positions at both Delta Air Lines and Northwest Airlines. Davis holds an MBA in finance and a bachelor of science degree in aerospace engineering, both from the University of Minnesota.

     Beier is responsible for the management of all accounting functions for US Airways Group, Inc., and its subsidiaries, including financial reporting, revenue accounting, accounts payable and payroll. She came to the airline from CSX Corp., where she held a number of positions in financial management. Beier also was chief financial officer of American Commercial Lines and an economist for the Federal Railroad Administration. She holds a bachelor of science degree in business administration and a master's in business administration from the University of Maryland.

     Serck-Hanssen is responsible for US Airways' capital markets and aircraft financing, insurance programs, risk and cash management, pensions, investments programs, treasury, tax and fuel.

     Before joining US Airways, Serck-Hanssen spent six years with Northwest Airlines as managing director of finance and assistant treasurer. While at Northwest, his responsibilities included bank and airport bond financing, credit and collections, insurance and risk management, fleet planning, flight profitability, labor analysis, alliance finance and the development of the company's business plans. His professional career included work for PepsiCo, where he oversaw an aggressive program for expansion into Vietnam. He also worked for PriceWaterhouseCoopers in London and is a member in good standing of the Institute of Chartered Accountants in England and Wales.

     He has an MBA from the University of Chicago, a BA in management science from the University of Kent, UK, and a BSc in civil engineering from University of Bergen, Norway.

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